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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

                                February 23, 1998
               (Date of Report - Date of Earliest Event Reported)

                           NATIONAL AUTO CREDIT, INC.
             (Exact Name of Registrant as Specified in its Charter)

        DELAWARE                          1-11513                 34-1816760
(State or Other Jurisdiction of        (Commission            (I.R.S. Employer
Incorporation or Organization)           File No.)           Identification No.)


                      30000 Aurora Road, Solon, Ohio 44139
              (Address of Principal Executive Offices and Zip Code)


                                 (440) 349-1000
              (Registrant's Telephone Number, Including Area Code)


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Item 5. Other Events
        --------------

         On February 23, 1998, the Company issued the following press release:

National Auto Credit, Inc. (NYSE:NAK) announced that at a special meeting of the Board of Directors of National Auto Credit, Inc., held on February 21, 1998, the Board by a 4 to 4 vote declined to reinstate Sam Frankino as Chairman of the Company, and to make him interim Chief Executive Officer and Chief Operating Officer. The day before the meeting, Mr. Frankino, as the Company's majority shareholder, had filled three purported vacancies on the Board with his own nominees, namely, John A. Gleason, Jim McNamara and William Marshall. Hunter Brown, Noah Herndon and Per Hoel, the three outside directors who were already in office, voted against reinstatement, as did Robert J. Bronchetti, who is on leave of absence as the Company's Chief Executive Officer and President.

At Board meetings held on January 16 and 19, 1998, Messrs. Brown, Herndon and Hoel were empowered, as a Special Committee, to investigate information provided to the Company by its former auditors, Deloitte & Touche, LLP, concerning potentially improper activities that might affect the Company's financial accounting records. The Special Committee was also empowered by unanimous vote to perform, during the pendency of the investigation, the functions of the Chairman and President of the Company. Mr. Frankino sought reinstatement even though the investigation has not yet been concluded.





The statements contained in this release that are not purely historical are forward looking statements within the meaning of the Securities and Exchange Act of 1934. Among the factors that could cause actual results to differ materially from the forward looking statements are the potential for greater than anticipated non-performing contracts, the potential for lower than anticipated recoverability of amounts advanced to the Company's member dealers, availability of funds under the Company's financing arrangements, and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission.
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            NATIONAL AUTO CREDIT, INC.
                                                  (Registrant)


Date:    February 23, 1998                  BY:  /s/  Raymond A. Varcho
      ----------------------                   --------------------------------
                                            Vice President, General Counsel
                                            and Secretary